Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media: David Fraser
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 582 424 500
Lausanne: +41 582 424 666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

Court-Appointed Mediator Proposes CCAA Plan to Resolve
Tobacco Product-Related Claims and Litigation in Canada
CCAA Plan Includes PMI’s Canadian Affiliate RBH, Deconsolidated Since 2019; If RBH Reconsolidated, Expected to be Incremental to Key PMI Financial Metrics
STAMFORD, CT, October 18, 2024 – Philip Morris International Inc. (PMI) has been informed by its deconsolidated Canadian affiliate, Rothmans, Benson & Hedges Inc. (RBH), that the court-appointed mediator and monitor in RBH’s Companies’ Creditors Arrangement Act (CCAA) proceeding filed a proposed plan of compromise and arrangement (Proposed Plan) outlining certain terms of a comprehensive resolution of tobacco product-related claims and litigation in Canada against RBH and its affiliates. The court-appointed mediator and monitors also filed substantially similar proposed plans for Imperial Tobacco Canada Limited and Imperial Tobacco Company Limited (together, ITL) and JTI-Macdonald Corp. (JTIM).
Under the Proposed Plan, if ultimately approved and implemented, RBH, ITL and JTIM (the Companies) would pay an aggregate settlement amount of CAD 32.5 billion (approximately USD 23.5 billion). This amount would be funded by an upfront payment equal to the Companies’ cash and cash equivalents on hand in Canada plus certain court deposits (subject to an aggregate withholding of CAD 750 million (approximately USD 540 million) for working capital inclusive of cash pledged as collateral) and annual payments based on a percentage of the Companies’ net income after taxes (excluding that generated by certain non-combustible products including heat-not-burn, e-vapor and nicotine pouch products) until the aggregate settlement amount is paid. As stated in the Proposed Plan, the issue of allocation of the CAD 32.5 billion aggregate settlement as between the Companies in the CCAA proceedings remains unresolved.
“After years of mediation, we welcome this important step towards the resolution of long-pending tobacco product-related litigation in Canada,” said Jacek Olczak, Chief Executive Officer of PMI. “Although important issues with the plan remain to be resolved, we are hopeful that this legal process will soon conclude, allowing RBH and its stakeholders to focus on the future.”
Potential Impact on PMI Financials if RBH Reconsolidated
•Beginning with the first quarter of 2019, and to date, PMI’s reported and adjusted EPS, net debt and other financial results exclude RBH.
•The reconsolidation of RBH’s financial results after the plan is implemented would be subject to the final terms of the Proposed Plan and U.S. GAAP. We estimate reconsolidation would be incremental to PMI’s cash and equivalents, cash flow, adjusted EBITDA, adjusted operating income, and adjusted EPS numbers.
•RBH has not paid dividends to PMI or otherwise since May 2015. As of June 30, 2024, RBH held approximately CAD 5.5 billion (approximately USD 4 billion) in cash and cash equivalents.

•For the full year 2023, RBH reported 5.1 billion domestic cigarette shipment volumes, CAD 1.2 billion (approximately USD 900 million) in net revenues, and held approximately 36% volume share of the cigarette category in Canada. Smoke-free products IQOS and VEEV are also commercialized by RBH in Canada.
Select Terms of Proposed Plan, Which Remain Subject to Approvals
•The Proposed Plan, broadly speaking, would release claims against RBH and its affiliates, including PMI and its indemnitees, relating to the manufacture, marketing, sale, or use of or exposure to, RBH’s combustible and traditional smokeless tobacco products based on conduct prior to the effective date of the Proposed Plan; related litigation would also be dismissed - bringing an end to all pending tobacco product litigation in Canada, including class actions brought in different provinces and, beginning in 2001, health care cost recovery actions brought by each of the Provinces.
•If the Proposed Plan is approved and implemented, RBH, ITL, and JTIM would pay an aggregate amount of CAD 32.5 billion (approximately USD 23.5 billion) into trusts for the benefit of claimants, comprising two primary components:
1.upfront contribution equal to the Companies’ cash and cash equivalents on hand plus certain court deposits, with a withholding of CAD 750 million (approximately 540 million USD) for working capital inclusive of cash pledged as collateral (to be allocated among the Companies); the Proposed Plan projects that the total industry upfront contribution would be CAD 12.5 billion as at 31 December 2024, after the CAD 750 million withheld working capital amount is deducted.
2.annual contributions determined by reference to a percentage of the Companies’ (Canadian affiliates’ only) “net after-tax income” (NATI, as defined in the Proposed Plan and excluding that generated by alternative products, including heat-not-burn, e-vapor and nicotine pouch products) until the aggregate amount is paid in full. Annual contributions start at 85% of NATI, with a five-percentage point reduction in NATI every five years until reaching 70%. Annual contributions are contingent on positive NATI of the Companies. Such payments and obligations concern only the Canadian affiliates and not the ultimate parent company PMI.
•As stated in the Proposed Plan, the issue of allocation of the CAD 32.5 billion aggregate settlement as between the Companies in the CCAA proceedings remains unresolved.
•Alternative product businesses would be transferred to an RBH affiliate and not factored into the calculation of the annual contribution payments described above.
•The Proposed Plan, including the terms described above, remains subject to any further negotiation by the parties and CCAA court orders, voting by claimants, and approval by the CCAA court. According to a schedule proposed by the court-appointed mediator and monitors, voting on the Proposed Plan would occur in December 2024. If accepted by claimants, a hearing to consider approval of the Proposed Plan would then be expected in the first half of 2025.
Matters Relating to Potential Asset Impairment
•The carrying value of PMI’s equity interest in RBH is in line with the fair value determined at the date of deconsolidation, $3.28 billion, subject only to ongoing adjustments for the effect of foreign currency exchange rates.
•If the Proposed Plan is approved and implemented, the fair value of PMI’s continuing investment in RBH will be dependent on its final terms, and any allocation of responsibility for funding the aggregate settlement amount among the Companies.

These or similar or related developments may have a material adverse impact on the fair value of PMI’s continuing investment in RBH and may result in non-cash impairment charges, which could be material to PMI.
CCAA Process and Deconsolidation of RBH by PMI in 2019
•In March 2019, RBH obtained an initial order from the Ontario Superior Court of Justice granting, among other things, protection under the CCAA. The CCAA process allows RBH to conduct its business in the ordinary course while restructuring its affairs, subject to the terms of the initial order of the CCAA court, as amended.
•As RBH previously announced, obtaining creditor protection became necessary following the Court of Appeal of Quebec’s 2019 issuance of its judgments in two class actions against RBH, ITL, and JTIM. PMI is not a party to these cases.
•As part of the CCAA process, the CCAA court imposed a comprehensive stay of all tobacco product-related litigation pending in Canada against RBH and PMI, thereby enabling RBH to seek resolution of all such litigation in the CCAA proceeding. That stay remains in place until October 31, 2024, and is expected to be extended.
•As a result of RBH’s March 2019 CCAA filing, and under U.S. GAAP, PMI deconsolidated RBH from its financial statements and recorded its continuing investment in RBH as an equity security on its balance sheet at the fair value of $3.28 billion.
Information regarding RBH’s CCAA proceedings, including copies of all court orders made and the Proposed Plan, will be available on the Monitor’s website here. The information on this website is not, and shall not be deemed to be, part of this press release or incorporated into any filings we make with the SEC.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested over $12.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration has authorized versions of PMI’s IQOS devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products and renewal applications for these products are presently pending before the FDA. As of June 30, 2024, PMI's smoke-free products were available for sale in 90 markets, and PMI estimates that 36.5 million adults around the world use PMI's smoke-free products. Smoke-free business accounted for approximately 38% of PMI’s total first-half 2024 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into the wellness and healthcare area and aims to enhance life through the delivery of seamless health experiences. "PMI" refers to Philip Morris International Inc. and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding the timing, likelihood, and impact to PMI from the Proposed Plan and related allocation arrangements, including the possibility of a material asset impairment; expected costs and benefits of a resolution of the proceedings in Canada including the CCAA proceedings; the likelihood and impact of reconsolidating RBH; the extension of stays for pending litigation; and related plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI. The factors that may adversely impact the anticipated outcomes include, among others: the occurrence of any event, change or other circumstances that could give rise to the modification or termination of the Proposed Plan; the outcome of any legal proceedings that may be instituted against the parties or others related to the addressed proceedings; conditions to the resolution of the proceedings that may not be satisfied, or the required approvals may not be obtained on the terms expected or on the anticipated schedule; the parties' ability to meet expectations regarding the timing, completion and other elements of the proceedings may be different than currently planned; and the possibility that the expected benefits of the resolution of the proceedings may not materialize in the expected manner or timeframe, if at all. PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2023, and the Quarterly Report on Form 10-Q for the second quarter ended June 30, 2024. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.